Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 02:14 PM 02/13/2026 FILED 02:14 PM 02/13/2026 SR 20260588677 - File Number 3256145

CERTIFICATE OF DESIGNATION OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

20/20 BIOLABS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned duly authorized officer of 20/20 Biolabs, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board”) by the Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board on November 12, 2025 adopted a resolution which creates a series of Preferred Stock of the Corporation designated as Series E Convertible Preferred Stock as follows:

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation (which authorizes 20,000,000 shares of Preferred Stock), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, are as set forth in the Certificate of Incorporation and this Certificate of Designation, as it may be amended from time to time, as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have meanings set forth in Section 14 below.

Section 2. Designation, Number and Stated Value. There is hereby designated a class of Preferred Stock of the Corporation as Series E Convertible Preferred Stock, par value $0.01 per share, of the Corporation (the “Series E Stock”). The number of authorized shares of the Series E Stock is forty-five thousand (45,000) shares. Each share of Series E Stock shall have a stated value of $1,098.90 (the “Stated Value”). For purposes hereof, a holder of a share or shares of Series E Stock, with respect to their rights as related to the Series E Stock, shall be referred to as a “Series E Holder.”

Section 3. Ranking. Except to the extent that the holders of at least a majority of the outstanding Series E Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below), all shares of capital stock of the Corporation shall be junior in rank to all Series E Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be qualified by the rights, powers, preferences and privileges of the Series E Stock. Without limiting any other provision of this Certificate of Designation, without the prior express written consent of the Required Holders, voting separately as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series E Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), or (ii) of pari passu rank to the Series E Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”). In the event of the merger or consolidation of the Corporation with or into another corporation wherein the Corporation is the surviving entity, the shares of Series E Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall provide for a result inconsistent therewith, subject to the other terms and conditions herein.

Section 4. Preferred Return.

(a) Each share of Series E Stock shall accrue a rate of return on the Stated Value at the rate of 9% per annum, to be determined pro rata for any factional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series E Stock from its Issuance Date, and shall be payable or otherwise settled as set forth herein. Following the occurrence of an Event of Default (as defined below), the Preferred Return will increase to 15% per annum until such Event of Default has been cured.

(b) The Preferred Return shall compound daily and be payable on a quarterly basis, within five (5) Trading Days following the end of each calendar quarter, either in cash or via the issuance to the applicable Series E Holder of an additional number of shares of Series E Stock equal to (i) the Preferred Return then accrued and unpaid, divided by (ii) the Stated Value, with the election as to payment in cash or via the issuance of additional shares of Series E Stock to be determined in the discretion of the Corporation.

(c) In the event that the Corporation elects to pay any Preferred Return via the issuance of shares of Series E Stock, no fractional shares of Series E Stock shall be issued, and the Corporation shall pay in cash the Preferred Return that would otherwise be payable via the issuance of a fractional share of Series E Stock.

Section 5. Liquidation, Dissolution or Winding Up; Deemed Liquidation Events.

(a) Preferential Payments to Holders of Series E Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), each share of Series E Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock equal to by reason of their ownership thereof, an amount per share of Series E Stock equal to the Stated Value at such time plus any accrued and unpaid Preferred Return (as applicable, the “Series E Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series E Preferred Liquidation Amount, the Series E Holders with respect to their shares of Series E Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series E Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its stockholders, the Series E Stock shall not participate in such distributions.

(b) Deemed Liquidation Events. Each of the following events shall be considered a “Deemed Liquidation Event”:

(i) a merger or consolidation in which the Corporation is a constituent party and in which the stockholders of the Corporation immediately prior to such merger or consolidation do not continue to hold a majority of the voting power of the Corporation or any successor entity following such merger or consolidation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(c) Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 5(b)(i) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the Series E Stock shall be allocated in accordance with Section 5(a).

(d) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the Series E Holders upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such Series E Holders by the Corporation or the acquiring person, firm or other entity. The value of such property, right or securities shall be determined in good faith by the Board.

(e) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 5(b)(i), if any portion of the consideration payable to the Series E Holders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the merger agreement or other agreement related to such event shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Series E Holders in accordance with Section 5(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (ii) any Additional Consideration which becomes payable to the Series E Holders upon satisfaction of such contingencies shall be allocated among the Series E Holders in accordance with Section 5(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 6. Conversions. The Series E Stock shall be convertible into Common Stock at any time or times following the applicable Issuance Date of such Series E Stock on the terms and conditions set forth in this Section 6.

(a) Conversion Right. Any Series E Holder shall be entitled to convert its Series E Stock into fully paid and non-assessable shares of Common Stock in accordance with this Section 6. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fractional share up to the nearest whole share. The Corporation shall pay any and all fees, transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount. Conversion notices in the form attached hereto as Exhibit A (a “Conversion Notice”) may be effectively delivered to the Corporation at the email or other address provided to such Series E Holder by the Corporation.

(b) Conversion Shares. The number of shares of Common Stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Shares”).

(c) Method of Conversion Share Delivery. On or before the close of business on the second (2nd) Trading Day following the date of delivery of a Conversion Notice (the “Delivery Date”), the Corporation shall, deliver or cause its transfer agent to issue and deliver the applicable Conversion Shares electronically to the account designated by holder in the applicable Conversion Notice.

(d) Conversion Delays. If the Corporation fails to deliver Conversion Shares by the applicable Delivery Date, holder may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such conversion. In addition, for each conversion, in the event that Conversion Shares are not delivered by the Delivery Date, a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made; and such late fees will be paid in cash to the Series E Holder.

(e) Ownership Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designation or any other agreement between the Corporation and a Series E Holder, the Corporation shall not effect any conversion of Series E Stock to the extent that after giving effect to such conversion would cause the Series E Holder (together with its Affiliates) to beneficially own a number of shares of Common Stock exceeding 9.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of shares of Common Stock will be determined pursuant to Section 13(d) of the Exchange Act. The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of each Series E Holder.

Section 7. Trigger Events. The occurrence of any of the following events will be considered a “Trigger Event” hereunder:

(a) the Corporation receives a letter of non-compliance from the Principal Market or other similar correspondence;

(b) beginning forty-five (45) days following the Initial Listing Date, the average market capitalization of the Corporation during any three (3) Trading Day period is less than $125,000,000;

(c) in any quarter beginning from and after the Issuance Date, the Corporation’s: (i) stockholder equity is less than $4,000,000, or (ii) revenue is less than $1,000,000;

(d) any closing trade price of the Common Stock as reported by Bloomberg is fifty percent (50%) or more below the opening trade price of the Common Stock on the Initial Listing Date; or

(e) any shares of Series E Stock remain outstanding for the earlier of 180 days following the Initial Listing Date or 90 days following the effective date of the registration statement registering the Conversion Shares.

Section 8. Corporation Optional Redemption.

(a) Subject to the terms and conditions herein, at any time after the date that is six (6) months from the applicable Issuance Date, the Corporation may elect, in the sole discretion of the Board, to redeem all or any portion of the Series E Stock then issued and outstanding from all of the Series E Holders (a “Corporation Optional Redemption”) by paying to the applicable Series E Holders an amount in cash equal to the Series E Preferred Liquidation Amount then applicable to such shares of Series E Stock being redeemed in the Corporation Optional Redemption multiplied by 120% (the “Redemption Price”). For the avoidance of doubt, any redemptions made in connection with a Fundamental Transaction or Deemed Liquidation Event will be paid at the Redemption Price.

(b) The Corporation shall provide written notice of any Corporation Optional Redemption to the Series E Holder(s) within ten Trading Days following the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed on the tenth Trading Day following the delivery of such notice, and at such time the Corporation shall deliver to the Series E Holder(s) the Redemption Price in valid funds. Each Series E Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption; provided, however, the Series E Holders will still have the right to exercise their right to convert the Series E Stock into Common Stock during the foregoing ten-day notice period.

Section 9. Dividends and Distributions. The Series E Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Section 10. Vote; Amendment.

(a) Other than as set forth in Section 10(b), the Series E Stock shall not have any voting rights and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote.

(b) The Corporation may not, and shall not, amend or repeal this Certificate of Designation without the prior written consent of the Required Holders, in which vote each share of Series E Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series E Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 11. Covenants. Until such time as no shares of Series E Stock remain outstanding, the Corporation will at all times comply with the following covenants:

(a) The Corporation will timely file on the applicable deadline all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to the Corporation, as required in accordance with Rule 144 of the Securities Act, is publicly available, and will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(b) The Common Stock will be listed or quoted for trading on any of the New York Stock Exchange, NYSE American or the Nasdaq Stock Market.

(c) After the initial issuance of Series E Stock, the Corporation will not issue any new shares of Series E Stock without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(d) The Corporation will not increase the authorized shares of Common Stock or Series E Stock without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(e) Except for (i) a customary chill or similar restriction imposed in connection with a reverse split of the Company’s Common Stock, (iii) any suspension, halt, chill, freeze, or cessation of trading resulting from events outside the reasonable control of the Corporation (including, without limitation, temporary trading halts imposed in connection with volatile trading, force majeure events, technical failures, or market-wide trading halts), the Corporation will ensure that trading in the Common Stock will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on the Corporation’s principal trading market.

(f) The Corporation will not make any Restricted Issuance other than an Exempt Issuance without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(g) The Corporation shall not enter into or extend any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Corporation (i) from entering into a variable rate transaction with any Series E Holder or any Affiliate of any Series E Holder, or (ii) from issuing Common Stock, Preferred Stock, warrants, convertible notes, other debt securities, or any other of the Corporation’s securities to any Series E Holder or any Affiliate of any Series E Holder.

(h) The Corporation will not pledge or grant a security interest in any of its assets material assets outside the ordinary course of business without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(i) The Corporation will not, and will not enter into any agreement or commitment to, dispose of assets or operations that are material to the Corporation’s operations, taken as a whole, outside the ordinary course of business, without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion. Notwithstanding the foregoing, the Corporation may dispose of obsolete, worn-out, or surplus property, or make sales of inventory in the ordinary course of business, without such consent.

(j) Except in connection with satisfaction of a deficiency notice from the Principal Market, the Corporation will not, and will not enter into any agreement or commitment to, undertake or complete any reverse split of any class of Common Stock or Preferred Stock without the Required Holders’ prior written consent, which consent may be granted on withheld in the Required Holders’ sole and absolute discretion.

(k) The Corporation will not, and will not enter into any agreement or commitment to, create, authorize, or issue any new class or series of Preferred Stock without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(l) The Corporation will not consummate a Fundamental Transaction or enter into an agreement to consummate a Fundamental Transaction without the Required Holders’ prior written consent, which consent may be granted on withheld in the Required Holders’ sole and absolute discretion. Notwithstanding the foregoing, no such consent shall be required for any merger, consolidation, or sale of assets in which the Series E Shares are redeemed or converted in full in connection with such Fundamental Transaction.

Section 12. Covenant Default.

(a) Event of Default. The Required Holders may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(i) The Corporation fails to fully comply with any covenant, obligation or agreement of the Corporation in this Certificate of Designation (other than payment or issuance defaults which are addressed in subparagraph (ii) below) or a breach of any covenant owed to any Series E Holder in any other agreement between the Corporation and such Series E Holder, and such failure, if known to the Required Holders and reasonably possible of cure, is not cured within ten (10) Trading Days of the occurrence of such event;

(ii) The Corporation fails to pay any amount due and payable to the Series E Holders pursuant to and as required by this Certificate of Designation, or fails to issue any additional shares of Series E Stock or Common Stock to the Series E Holders pursuant to and as required by this Certificate of Designation, and such failure, if known to the Series E Holders and reasonably possible of cure, is not cured within five (5) Trading Days of the occurrence of such event;

(iii) The Corporation shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Corporation’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute; or

(iv) a proceeding or case shall be commenced, without the application or consent of the Corporation, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Corporation shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

(b) Consequences of Events of Default. Upon the occurrence of an Event of Default, the Stated Value will automatically increase by ten percent (10%). If an Event of Default has occurred (i) the Required Holders may, by notice to the Corporation, force the Corporation to redeem all of the issued and outstanding shares of Series E Stock then held by the Series E Holders for a price equal to (A) the Stated Value of all such shares of Series E Stock; plus (B) any accrued and unpaid Preferred Return with respect to all such shares of Series E Stock, provided that such Preferred Return shall be paid in cash in an amount equal to the number of shares of Series E Stock otherwise issuable for the Preferred Return multiplied by the Stated Value; plus (C) any and all other amounts due and payable to the Series E Holders pursuant to this Certificate of Designation; (ii) the Series E Holders shall have the right to pursue any other remedies that the Required Holders may have under applicable law and/or in equity; and (iii) the Series E Holders shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting the Corporation from issuing any of its Common Stock or Preferred Stock to any party unless all the shares of Series E Stock owned by the Series E Holders are redeemed in full simultaneously with such issuance.

(c) Expenses. In the event that any Series E Holder incurs expenses in the enforcement of its rights hereunder, including but not limited to reasonable attorneys’ fees, then the Corporation shall immediately reimburse such Series E Holder the reasonable costs thereof.

Section 13. Definitions. In addition to the terms defined elsewhere in this Certificate of Designation, the following terms, as used herein, have the following meanings:

(a) “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, the specified Person.

(b) “Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

(c) “Control” means (i) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contractor otherwise, or (iii) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

(d) “Conversion Amount” means the number of shares of Series E Stock being converted multiplied by the then-current Stated Value.

(e) “Conversion Price” means: (i) prior to the occurrence of a Trigger Event or Event of Default, the Fixed Conversion Price, and (ii) following the occurrence of a Trigger Event or Event of Default, the lesser of (A) the Fixed Conversion Price, and (B) the Market Price.

(f) “Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion Notice multiplied by the daily VWAP on the Delivery Date for such conversion.

(g) “Equity Securities” means Common Stock of the Corporation, Preferred Stock of the Corporation and any option, warrant, or right to subscribe for, acquire or purchase Common Stock or Preferred Stock.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

(i) “Exempt Issuance” means the issuance of (i) Common Stock or options to employees, officers, directors or consultants of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (ii) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Certificate of Designation, provided that such securities have not been amended since the date of this Certificate of Designation to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (iii) securities issued at a price of at least $5.00 per share (as adjusted for any forward or reverse stock splits or similar events) pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (iv) shares of Common Stock, options or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to an equipment leasing or real property leasing transaction approved by a majority of the disinterested directors of the Corporation, (v) shares of Common Stock, options or convertible securities issued to in connection with the provision of goods or services pursuant to transactions approved by a majority of the disinterested directors of the Corporation, (vi) shares of Common Stock, options or convertible securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved a majority of the disinterested directors of the Corporation, and (vii) shares of Common Stock, options or convertible securities in connection with an equity financing following the date that is 120 days from the effective date of the registration statement registering the resale of the Conversion Shares, so long as such issuance price is at least $5.00 per share (as adjusted for any forward or reverse stock splits or similar events). Notwithstanding the foregoing, in no event will the issuance of any security containing a term or feature that varies with the market price of the Common Stock be considered an Exempt Issuance, and no issuances after the date that is 18 months following the Initial Issuance Date will be considered Exempt Issuances.

(j) “Fixed Conversion Price” means either (a) the Valuation based Bid Price or (b) Compelling Evidence-based Bid Price, as submitted by the Corporation and accepted by the Nasdaq Stock Market to satisfy its initial listing criteria for the Corporation’s direct listing onto the Nasdaq Stock Market, and calculated in accordance with Nasdaq Listing Rule IM-5505-1.

(k) “Floor Price” means $1.00 prior to the Initial Listing Date, and thereafter 20% of the “Minimum Price” as defined in Rule 5635 of the rules of the Nasdaq Stock Market (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) calculated as of the most recent Issuance Date following the initial issuance of Series E Stock.

(l) “Fundamental Transaction” means that (i) (A) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not the Corporation or any of its subsidiaries is the surviving corporation) any other person or entity, (B) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (C) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of the Corporation (not including any shares of voting stock of the Corporation held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (D) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of the Corporation (not including any shares of voting stock of the Corporation held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (E) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify either class of the Common Stock, other than an increase in the number of authorized shares of either class of the Corporation’s Common Stock, (F) the Corporation transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with the Corporation, or (G) the Corporation pays or makes any monetary or non-monetary dividend or distribution to its stockholders; or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Corporation.

(m) “Initial Listing Date” means the first day that shares of the Common Stock trade on the Nasdaq Stock Market.

(n) “Issuance Date” means the date that the applicable shares of Series E Stock are issued to a Series E Holder.

(o) “Liabilities” means with respect to the Corporation, only those liabilities or obligations of any nature whatsoever that are required to be recognized as liabilities in accordance with United States generally accepted accounting principles (GAAP), but excluding (i) any liabilities that are contingent, unasserted, or unknown unless and until such liabilities are required to be recognized as liabilities under GAAP or are specifically disclosed in writing to the Series E Holders, and (ii) any liabilities arising solely from changes in law or regulation after the date hereof, or from acts or omissions of any Series E Holder or its Affiliates.

(p) “Market Capitalization” means a number equal to (a) the average VWAP of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding Common Stock as reported on the Corporation’s most recently filed Form 10-Q or Form 10-K.

(q) “Market Price” means 89% multiplied by the lowest daily VWAP during the ten (10) Trading Day period prior to the applicable measurement date, but in no event lower than the Floor Price.

(r) “Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(s) “Principal Market” means the Nasdaq Stock Market; provided however, that in the event Company’s Common Stock is ever listed or traded on the New York Stock Exchange or NYSE American, then the “Principal Market” shall mean such other market or exchange on which Company’s Common Stock is then listed or traded.

(t) “Restricted Issuance” means the (i) the issuance, incurrence or guaranty of any debt or additional Liabilities other than (a) trade payables incurred in the ordinary course of business, (b) indebtedness or Liabilities incurred pursuant to equipment leases, purchase money financings, or capital leases entered into in the ordinary course of business, (c) indebtedness or Liabilities incurred in connection with bona fide commercial banking or credit card arrangements on customary terms, and (d) intercompany indebtedness among the Corporation and its wholly owned subsidiaries, (ii) the issuance of (a) any Equity Securities of the Corporation, including, without limitation any Common Stock or any class or series of Preferred Stock; (b) any securities that are convertible into or exchangeable for shares of Common Stock or any class or series of Preferred Stock, other than in each of the foregoing clauses (i) and (ii), for any such issuances or sales to a Series E Holder as contemplated in this Certificate of Designation or otherwise to a Series E Holder or any of its Affiliates. For the avoidance of doubt, the issuance of Common Stock under, pursuant to, in exchange for or in connection with any contract or instrument, whether convertible or not, is deemed a Restricted Issuance for purposes hereof if the number of shares of Common Stock to be issued is based upon or related in any way to the market price of the Common Stock, including, but not limited to, Common Stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. Notwithstanding the foregoing, any issuance that is an Exempt Issuance will not be considered a Restricted Issuance if such Exempt Issuance is made during the 18-month period following the Initial Listing Date.

(u) “SEC” means the United States Securities and Exchange Commission.

(v) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

(w) “Trading Day” means any day on which the Principal Market is open for trading.

(x) “VWAP” means the volume weighted average price of the Common Stock on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg, LP.

Section 14. Miscellaneous.

(a) Legend. Any certificates representing the Series E Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Uncertificated Shares Lost or Mutilated Series E Stock Certificate. The Series E Stock shall be issued to each Series E Holder in uncertificated (book entry) form by the stock transfer agent of the Corporation unless a Series E Holder requests such Series E Stock be issued to such Series E Holder in certificated form. If any certificate for the Series E Stock held by the Series E Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series E Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Interpretation. If the Corporation or any Series E Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or the Series E Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Series E Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

IN WITNESS WHEREOF, 20/20 Biolabs, Inc., a Delaware corporation, has caused this Certificate of Designation to be signed by a duly authorized officer on this 13th day of February 2026.

20/20 Biolabs, Inc.

/s/ Jonathan Cohen
Name:	Jonathan Cohen
Title:	Chief Executive Officer

2

EXHIBIT A

20/20 BIOLABS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of Series E Convertible Preferred Stock of 20/20 Biolabs, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Shares”), of 20/20 Biolabs, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common stock, par value $0.01, of the Corporation, as of the date specified below.

A.	Date of Conversion: _________________________________

B.	No. of Series E Preferred Shares Being Converted: _____________

C.	Conversion Amount: _________________

D.	Conversion Price: ___________________

E.	Conversion Shares: _________________ (C divided by D)

F.	Remaining Series E Preferred Shares Held: _______________

Please transfer the Conversion Shares electronically to the following account:

Broker: ________________________	Address:
DTC#: ________________________
Account #: ________________________
Account Name: ________________________

Series E Holder:

[________]

By:
[_____], [______]